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Annual Statement as to Compliance
For the Year Ended December 31, 2008

JP Morgan Chase Commercial Mortgage Securities Trust
Series 2008-C2
The Block of Orange Pari Passu Loan Serviced under JPMC Series 2007-C1 (the “C1 Transaction”)

Pursuant to the Pooling and Servicing Agreement for the C1 Transaction (the “Lead Servicing Agreement”), dated as of December 20, 2007, by and among, J.P, Morgan Chase Commercial Mortgage Securities Inc., as Depositor, Capmark Finance Inc., as Master Servicer (in such capacity, the “Lead Servicer”), and the other parties party thereto, I hereby attest that:

i. A review of the activities of the Lead Servicer during the above referenced period, and of its performance under the Lead Servicing Agreement, has been made under my supervision.

ii. To the best of my knowledge, based on such review, the Lead Servicer, has fulfilled in all material respects its obligations under the Lead Servicing Agreement throughout such period.

Capmark Finance Inc.

/s/ Mark E. McCool

By:     Mark E. McCool
Title:  Managing Director
Date:  February 20, 2009

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Capmark Finance Inc.
116 Welsh Road
Real Estate Finance, Investoments, Services	Horsham, Pa 19044